EXHIBIT 99

NEWS RELEASE
[LOGO]
AMERICAN GENERAL FINANCE
A Subsidiary of American General Corporation
P.O.Box 59 - Evansville, IN 47701

Contact:
Bryan A. Binyon, Treasurer
(812) 468-5195

Robert A. Cole, Senior Vice President
Risk Manangement and Chief Financial Officer
(812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION
REPORTS EARNINGS GROWTH FOR FIRST QUARTER 1998

Highlights for the quarter:
- Earnings increase 10%
- Total portfolio grows
- Credit quality strengthens

EVANSVILLE, IN, APRIL 29, 1998 American General Finance
Corporation reports first quarter 1998 earnings of $46 million, a 10% increase over the same period last year. The improved results are attributable to continued asset growth and improved portfolio credit quality.

The company successfully grew finance receivables during the first quarter despite the seasonal liquidations that occur as customers repay borrowings from year-end holiday shopping. The growth in assets was led by an increase in real estate secured receivables, which now represent more than 53% of American General Finance's total receivables portfolio.

Improved credit quality results were a significant contributor to the earnings increase as net charge-offs decreased to 2.71% compared to 3.83% for first quarter
1997. The delinquency ratio also improved by decreasing to 3.52% compared to 3.61% at year-end 1997, while the allowance for losses as of first quarter-end 1998 remained strong at 4.55%.

Management believes the strong first quarter results for 1998 further demonstrate the company's successful strategy of quality growth, increased real estate secured lending and enhances risk management technology. With a network of more than 1,300 branches and its strengthened operations and technology, American General Finance is well positioned to actively participate in the growth and consolidation opportunities of today's financial services industry.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.4 billion and operates 1,306 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to
2.3 million low-to-middle income American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions, that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.
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AMERICAN GENERAL FINANCE CORPORATION
Financial Highlights
(dollars in millions, annualized percentages)


                                       For the Three Months
                                          Ended March 31,
                                       ____________________
                                        1998      1997
                                       ______    ______

Total Revenues                    $  386    $  380
Interest Expense                119       110
Operating Expenses                     123       114
Provision for Finance Receivable Losses            48        66
Insurance Benefits and Losses                 22        24
                                       ______     _____
Total Expenses                    $   312    $  314

Income before Taxes                           74        66
Income Tax Expense                       28        24
                                        _____      _____
Net Income                         $     46   $    42
                                       =====      =====

Finance Charge Yield                   16.47%    17.07%
Charge-off Ratio                    2.71%     3.83%
                                       ______    ______
Risk-Adjusted Yield                    13.76%    13.24%

Return on Assets                    1.98%     1.78%

Return on Equity                  13.20%    12.35%

AT:                                    3/31/98   3/31/97
                                       ______    ______
Total Assets                      $ 9,377   $ 9,294

Real Estate Loans                    4,210     3,707
Non-Real Estate Loans                2,425     2,310
Retail Sales Finance                      1,244     1,250
                                       ______    ______
Total Net Finance Receivables          $ 7,879   $ 7,267

ALLOWANCE FOR FINANCE RECEIVABLE LOSSES      1Q 98    1Q 97

                                _____       _____


Balance at Beginning of Period                   $   363   $  385
Provision for Finance Receivable Losses                      48       66
Charge-offs, Net of Recoveries
(53)               (71)
                                                 ______    _____
Balance at End of Period                         $   358   $
380

                                                 3/31/98   3/31/97
                                                 ______    ______
Allowance as a % of Net Finance Receivables        4.55%     5.23%

60+ DAY DELINQUENCY RATIOS 3/31/98   12/31/97  3/31/97
                                ______    _______   ______
Real Estate Loans                     2.77%       2.59%
2.37%
Non-Real Estate Loans            5.28%       5.71%
6.00%
Retail Sales Finance                  2.41%       2.45%   2.90%
                                ______    _______   ______
Total Net Finance Receivables         3.52%       3.61%
3.77%
